NEWS RELEASE

                    First Chester County Corporation Reports
                  Fourth Quarter and Year End Results For 2006

     West Chester, PA. - February 13, 2007 - First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the "Bank"), announced that net income for the year ended December 31, 2006 was $7.3 million, a 12.1% increase over 2005 net income of $6.5 million. Net income for the three months ended, December 31, 2006 was $1.5 million, a $1.1 million decrease from $2.6 million for the three months ended, December 31, 2005. Basic earnings per share was $1.41 and $1.28 for the years ended December 31, 2006 and 2005, respectively. Basic earnings per share for the fourth quarters, 2006 and 2005 was $.29 and $.50 per share, respectively. Diluted earnings per share was $1.39 and $1.24 for the years ended December 31, 2006 and 2005, respectively. Diluted earnings per share for the fourth quarters, 2006 and 2005 was $.29 and $.49 per share, respectively.

     The increase in net income for the year ended December 31, 2006 when compared to 2005 was primarily the result of an increase in interest income and a decrease in the provision for loan losses, offset by increases in interest expense, non-interest expense and income tax expense. The decrease in net income for the three months ended December 31, 2006 when compared to 2005 was primarily due to a decrease in net interest income combined with decreases in non-interest income which resulted primarily from a one time loan fee of approximately $150,000 recognized in 2005. Further, for the three months ended December 31, 2006 when compared to the same period in 2005, there was an increase in salary expense resulting from the establishment of a new performance-based incentive

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program  coupled  with a higher head count;  an  increase in  marketing  expense associated with expanding our market through the opening of two new grocery store branches and introducing several new products such as OnSite Banker; and an increase in income tax expense.

     "Our sharpened focus on the 'Big Picture' is demonstrated through an unwavering commitment to be a strong, independent, profitable, full service provider of quality financial products and services meeting the Big Picture needs of our customers, shareholders and employees. The overall 2006 performance demonstrated our ability to grow while investing in the future," said John A. Featherman, III, First National's Chairman and CEO.

     During the year ended December 31, 2006, interest income benefited from growth in the loan portfolio and from increases in interest rates. This increase in interest income was partially offset by an increase in interest expense attributable to growth in the deposit portfolio combined with an overall rise in the cost of funds. Gross loans and leases grew 4.5% or $30.0 million from $664.3 million at December 31, 2005, to $694.3 million at December 31, 2006. Deposits grew 4.1% or $28.6 million from $696.1 million at December 31, 2005, to $724.7 million at December 31, 2006.

     During the year ended, December 31, 2006, the Corporation recorded a $3 thousand provision for loan and lease losses, compared to a $1.4 million provision for loan and lease losses during the same period in 2005. The reduced provision is a direct reflection of improved asset quality as reflected by a $1.1 million reduction in non-accrual loans from December 31, 2005. Non-accrual loans as a percentage of gross loans and leases was 1.05% at December 31, 2006, compared to 1.26% at December 31, 2005. The allowance for loan and lease losses as a percentage of gross loans and leases at December 31, 2006 was 1.18% compared to 1.22% at December 31, 2005.

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     The increase in non-interest expense for the year ended, December 31, 2006, was primarily due to higher salaries and employee benefits expense due to the adoption of a new performance-based incentive program in 2006. This increase in non-interest expense was partially offset by a decrease in other professional services expense, which is largely the result of charges recognized in 2005 for other consulting fees for real estate management, benefit plans, management planning and the cost of complying with Sarbanes-Oxley legislation.

     "We believe that the investment in attracting and retaining employees has supported and will continue to support our corporate goals to increase profit and sustain customer loyalty. We have a premier team in place with the expertise, experience and commitment required to capitalize on opportunities and deliver on First National's promise of Big Picture Banking," said Kevin C. Quinn, First National's President.

     Total assets grew 3.1% or $26.5 million from $845.5 million at December 31, 2005, to $872.0 million at December 31, 2006.

     The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

This  release  may  contain  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,135,167 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.

See attached data schedule for additional information.

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                        First Chester County Corporation
                       SELECTED FINANCIAL DATA (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA                                   DECEMBER 31,
                                                        2006       2005
                                                     --------------------

Total assets                                          $872,027   $845,534
Gross loans                                            694,343    664,276
Allowance for loan & lease losses                        8,186      8,123
Total investment securities                             88,714     97,088
Deposits                                               724,668    696,097
Shareholders equity                                     63,793     58,677
Average assets                                         857,212    825,953
Average equity                                          61,906     56,691
Non-accrual loans                                        7,289      8,358

Trust and Investment Services
  Assets under management & custody *                  562,952    561,030


STATEMENT OF INCOME                                  THREE MONTHS ENDED DECEMBER 31,   TWELVE MONTHS ENDED DECEMBER 31,
                                                           2006        2005                   2006       2005
                                                     -------------------------------   --------------------------------

Interest income                                           $13,406    $12,102                $52,202    $44,604
Interest expense                                            5,590      4,157                 20,037     13,579
                                                            -----      -----                 ------     ------

    Net interest income                                     7,816      7,945                 32,165     31,025

Provision for loan losses                                      --         60                      3      1,382
                                                               --         --                      -      -----

    Net interest income after
      provision for loan losses                             7,816      7,885                 32,162     29,643

Trust and Investment Services revenue                         878        965                  3,423      3,393
Service charges on deposit accounts                           518        520                  2,007      1,954
Investment securities gains (losses), net                       1         --                    (79)        58
Operating lease rental income                                 315        270                  1,153        998
Gain on the sale of fixed assets and OREO                      --         --                     19         (6)
Gains and fees on the sale of residential mortgages            98        110                    359        474
Other                                                         550        738                  2,349      2,454
                                                              ---        ---                  -----      -----

    Non-interest income                                     2,360      2,603                  9,231      9,325
                                                            -----      -----                  -----      -----

Salaries and employee benefits                              4,548      3,944                 17,358     15,881
Occupancy, equipment, and data processing                   1,268      1,418                  5,350      5,605
Depreciation expense on operating leases                      274        230                    987        869
FDIC deposit insurance                                         22         22                     88         91
Bank shares tax                                               160        147                    726        549
Professional services                                         459        611                  1,876      2,601
Other                                                       1,300      1,031                  4,708      4,961

       Non-interest expense                                 8,031      7,403                 31,093     30,557
                                                            -----      -----                 ------     ------

    Income before taxes                                     2,145      3,085                 10,300      8,411
                                                            -----      -----                 ------      -----

Income Taxes                                                  628        507                  2,999      1,900
                                                              ---        ---                  -----      -----

    Net Income                                            $ 1,517    $ 2,578                $ 7,301      6,511
                                                          =======    =======                =======      =====


PER SHARE DATA

Net income per share (Basic)                              $  0.29    $  0.50                $  1.41    $  1.28
Net income per share (Diluted)                            $  0.29    $  0.49                $  1.39    $  1.24
Cash divided declared                                     $0.1350    $0.1350                $0.5400    $0.5245
Book value                                                $ 12.38    $ 11.36                $ 12.38    $ 11.45
Average bid/ask                                           $ 20.95    $ 19.15                $ 20.95    $ 19.15
Basic weighted average shares outstanding               5,182,403  5,147,855              5,160,395  5,104,745
Diluted Weighted Average Shares                         5,267,508  5,229,106              5,249,200  5,240,497

* These assets are managed by the Wealth Management Division of the Bank and are not assets of the Bank or the Corporation

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